September 29, 2008

Board of Managers
Robeco-Sage Multi-Strategy Institutional Fund, L.L.C.
909 Third Avenue
32nd Floor
New York, New York 10022

To the Board of Managers:

          Robeco Investment Management, Inc. ("RIM") herewith purchases units of limited liability company interests ("Units") of Robeco-Sage Multi-Strategy Institutional Fund, L.L.C., a Delaware limited liability company (the "Fund"), in exchange for a capital contribution to the Fund of $100,000.

          In connection with such purchase, RIM represents that such purchase is made for investment purposes by RIM without any present intention of selling such Units.

                                        Very truly yours,

                                        Robeco Investment Management, Inc.


                                        By: /s/ Timothy J. Stewart
                                            ----------------------
                                        Name:  Timothy J. Stewart
                                        Title: Managing Director